 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-296989
PROSPECTUS
HERTZ GLOBAL HOLDINGS, INC.
37,037,037 Shares of Common Stock
We are offering 37,037,037 shares of common stock, which we will lend to J.P. Morgan Securities LLC (which we refer to as the “share borrower” when acting in such capacity), an underwriter for this offering. The shares being lent by us to the share borrower are referred to herein as the “borrowed shares.” See “Description of Share Lending Agreement.”
We will not receive any proceeds from the sale of the borrowed shares in this offering. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares, but the share borrower will pay us a nominal lending fee for the use of the borrowed shares pursuant to the share lending agreement.
The share borrower has informed us that it or one of its affiliates intends to use the short position created by the share loan described herein and the short sales of the borrowed shares to facilitate transactions through which investors in the offering of the Exchangeable Senior First-Lien Secured PIK Notes due 2030 (which we refer to as the “notes” and which are being offered in a concurrent private offering (the “concurrent notes offering”) by our subsidiary, The Hertz Corporation (“Hertz Corp.”)) may hedge their respective investments through short sales of our common stock or privately negotiated derivatives transactions.
The share borrower will offer and sell by this prospectus the borrowed shares to the public at a price of $2.70 per share concurrently with the concurrent notes offering.
Concurrently with this offering, Hertz Corp. is offering up to $350.0 million aggregate principal amount of notes, assuming no exercise by the initial purchasers of the notes of their option to purchase additional notes (or up to $400.0 million aggregate principal amount of the notes if the initial purchasers of the notes exercise their option to purchase additional notes in full) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent notes offering. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities offered in the concurrent notes offering.
Our common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the trading symbol “HTZ.” On June 23, 2026, the closing price of our common stock on NASDAQ was $5.06 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the risk factors included in the information incorporated by reference in this prospectus to read about certain factors you should consider before buying our common stock.
	Per Share	Total
Public offering price	$2.70	$99,999,999.90
Underwriting discounts and commissions	0.00	0.00
Proceeds, before expenses, to the Company	0.00	0.00
We expect that delivery of the borrowed shares offered hereby will be made on or about June 29, 2026.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	Barclays
The date of this prospectus is June 24, 2026.

PROSPECTUS

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act.
Before buying any of the common stock that we are offering, we urge you to carefully read both this prospectus together with all of the information incorporated by reference herein, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document filed after the date of this prospectus incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
In this prospectus, the terms “Hertz Global,” “Hertz,” “we,” “us,” and “our” refer to Hertz Global Holdings, Inc. and its consolidated subsidiaries, unless the context otherwise requires or indicates.

TRADEMARKS
We have proprietary rights to a number of trademarks used in this prospectus that are important to our business, including, by way of example and without limitation, Hertz, Dollar and Thrifty. Solely for convenience, trademark and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus and in reports we subsequently file with the SEC on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, include “forward-looking statements.” Forward-looking statements are identified by words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “guidance” or similar expressions, and include statements concerning this offering, statements concerning the concurrent notes offering, our ability to achieve the cost savings and revenue enhancements from our profitability initiatives and other operational programs, our positioning, strategy, vision, forward-looking investments, conditions in the travel industry, our contingent liabilities, our financial and operational condition, our liquidity, our results of operations, our expected results of operations for the three months ended June 30, 2026, our business strategies, economic and industry conditions and other information. These forward-looking statements are based on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors. We believe these judgments are reasonable, but you should understand that these forward-looking statements are not guarantees of future performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K.
Important factors that could affect our actual results and cause them to differ materially from those expressed in forward-looking statements include, among other things, those that may be disclosed from time to time in subsequent reports filed with or furnished to the SEC, those described in this prospectus under “Risk Factors” and in the 2025 Annual Report and the 2026 Q1 Quarterly Report (each as defined herein) and the following, which also summarize the principal risks of our business:
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mix of program and non-program vehicles in our fleet, which can lead to increased exposure to residual value risk upon disposition;

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the potential for residual values associated with non-program vehicles in our fleet to decline, including suddenly or unexpectedly, or fail to follow historical seasonal patterns;

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our ability to purchase adequate supplies of competitively priced vehicles at a reasonable cost in order to efficiently service rental demand, including upon any disruptions in the global supply chain;

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our ability to effectively dispose of vehicles, at the times and through the channels, that maximize our returns;

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the age of our fleet and its impact on vehicle carrying costs and customer service scores, as well as on our ability to sell vehicles at acceptable prices and times;

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disruptions in the supply chain, including in connection with any increases in tariffs or changes in tariff policies or trade agreements;

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whether a manufacturer of our program vehicle fulfills its repurchase obligations;

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the frequency or extent of manufacturer safety recalls;

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levels of travel demand, particularly business and leisure travel in the U.S. and in global markets;

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seasonality and other occurrences that disrupt rental activity during our peak periods, including in critical geographies;

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our ability to accurately estimate future levels of rental activity and adjust the number, location and mix of vehicles used in our rental operations accordingly;

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our ability to implement our business strategy or strategic transactions, including our ability to implement plans to support a modern mobility ecosystem and Oro Mobility’s partnership with Uber;

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our ability to achieve cost savings and normalized depreciation levels, as well as revenue enhancements from our profitability initiatives and other operational programs;

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our ability to adequately respond to changes in technology impacting the mobility industry;

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significant changes in the competitive environment and the effect of competition in our markets on rental volume and pricing;

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our reliance on third-party distribution channels and related prices, commission structures and transaction volumes;

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our ability to offer services for a favorable customer experience, and to retain and develop customer loyalty and market share;

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our ability to maintain our network of leases and vehicle rental concessions at airports and other key locations in the U.S. and internationally;

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our ability to maintain favorable brand recognition and a coordinated branding and portfolio strategy;

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our ability to attract and retain effective front-line employees, senior management and other key employees;

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our ability to effectively manage our union relations and labor agreement negotiations;

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our ability to manage and respond to cybersecurity threats and cyber attacks on our information technology systems or those of our third-party providers;

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our ability, and that of our key third-party partners, to prevent the misuse or theft of information we possess, including as a result of cyber attacks and other security threats;

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our ability to evaluate, maintain, upgrade and consolidate our information technology systems;

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our ability to comply with current and future laws and regulations in the U.S. and internationally regarding data protection, data security and privacy risks;

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risks associated with operating in many different countries, including the risk of a violation or alleged violation of applicable anti-corruption or anti-bribery laws, and our ability to repatriate cash from non-U.S. affiliates without adverse tax consequences;

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risks relating to tax laws, including those that affect our ability to recapture accelerated tax depreciation and expensing, as well as any adverse determinations or rulings by tax authorities;

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our ability to utilize our net operating loss carryforwards;

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our exposure to uninsured liabilities relating to personal injury, death and property damage, or otherwise, including material litigation;

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the potential for adverse changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, including those related to environmental matters, optional insurance products or policies, franchising and licensing matters, the ability to pass-through rental car related expenses or taxes, among others, that affect our operations, our costs or applicable tax rates;

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the risk of an impairment of our long-lived assets, which risk could be impacted by, among other things, the timing of our fleet rotation;

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our ability to recover our goodwill and indefinite-lived intangible assets when performing impairment analysis;

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the potential for changes in management’s best estimates and assessments;

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our ability to maintain an effective compliance program;

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the availability of earnings and funds from our subsidiaries;

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our ability to comply, and the cost and burden of complying, with corporate and social responsibility regulations or expectations of stakeholders, and otherwise advance our corporate responsibility priorities;

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the availability of additional, or continued sources, of financing at acceptable rates for our revenue earning vehicles and to refinance our existing indebtedness, and our ability to comply with the covenants in the agreements governing our indebtedness;

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the extent to which our consolidated assets secure our outstanding indebtedness;

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volatility in our share price, our ownership structure and certain provisions of our charter documents, which could, among other things, negatively affect the market price of our common stock;

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our ability to implement an effective business continuity plan to protect the business in exigent circumstances;

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our ability to maintain effective internal control over financial reporting;

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our ability to execute strategic transactions; and

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other factors set forth under “Risk Factors,” including those described under the Section “Risk Factors” in the 2025 Annual Report (as defined herein).

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY
This summary includes highlights of more detailed information contained elsewhere in this prospectus and the information incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before investing in our common stock. You should read, in their entirety, this prospectus and any related free writing prospectus, together with all information incorporated by reference herein and therein, carefully, especially the “Risk Factors” section of this prospectus, the 2025 Annual Report (as defined herein) and the consolidated financial statements and related notes of Hertz Global Holdings, Inc. incorporated by reference in this prospectus, before making an investment decision. Some of the statements in this prospectus and in the information incorporated by reference herein and therein constitute forward-looking statements. See “Forward-Looking Statements” for more information.
Our Company
We are engaged principally in the business of renting vehicles primarily through our Hertz, Dollar and Thrifty brands. As of December 31, 2025, we operated our vehicle rental business globally from approximately 11,000 company-operated and franchisee locations across approximately 160 countries and jurisdictions, including the U.S., Europe, Africa, Asia, Australia, Canada, the Caribbean, Latin America, the Middle East and New Zealand. We are one of the largest worldwide vehicle rental companies and our Hertz brand name is among the most recognized globally. We have an extensive network of airport and off airport rental locations in the U.S. and major European markets. We also operate the Hertz Car Sales brand, which offers a range of quality, competitively-priced used cars for sale online and at locations across the U.S.
Through our “Back-to-Basics” roadmap, we are committed to executing a comprehensive strategy to transform our business, anchored by three financial pillars: disciplined fleet management, revenue optimization and rigorous cost control. Building on our brand strength, global network and fleet management expertise, we remain committed to operational excellence and keeping customers central to everything we do. We have strengthened our fleet by refining our capabilities by sourcing vehicles strategically, deploying them efficiently and monetizing them effectively. Our approach balances disciplined execution today with systematic innovation for tomorrow, leveraging industry experience to adapt to evolving market dynamics and position us for sustainable growth in the future of mobility.
We offer multiple brands to provide customers a full range of rental services at different price points, levels of service, offerings and products. These brands generally maintain separate rental locations (e.g., separate airport counters), and use distinct reservation, marketing and other customer contact activities. We achieve synergies across our brands by, among other things, utilizing a single fleet and fleet management team and, where applicable, combined vehicle maintenance, vehicle cleaning and back office functions.
Our top tier brand, Hertz, is one of the most recognized brands in the world. It offers premium customer service, as evidenced by the numerous published best-in-class vehicle rental awards that the brand has been awarded over time, both in the U.S. and internationally. The Hertz brand’s tagline of “Hertz. Let’s Go!” expresses our commitment to quality, seamless travel. The Hertz brand provides customers with several innovative offerings, primarily through its loyalty program Hertz Gold+, as well as access to vehicles offered through our specialty collections. The Hertz brand seeks to maintain its position as a premier provider of vehicle rental services through an intense focus on service, loyalty, quality and product innovation.
Our smart value brand, Dollar, is marketed as a smart choice for financially focused travelers looking for a dependable car. The Dollar brand’s core focus is serving family, leisure and small business travelers through the airport vehicle rental channel, both in the U.S. and internationally. Dollar’s tagline of “We never forget whose dollar it is” expresses the brand’s mission of providing a reliable rental experience at a price that works.
Our deep value brand, Thrifty, competes as a cost-conscious offering for travelers seeking to find a good deal. The Thrifty brand’s core focus is serving leisure travelers through the airport vehicle rental channel, both in the U.S. and internationally. Thrifty’s tagline of “The Absolute Best Car for Your Money” expresses the brand’s focus on being the rental brand that puts the customer in control of where to splurge and where to save.

Concurrent Transactions
Concurrently with this offering, Hertz Corp. is offering up to $350.0 million aggregate principal amount of the Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “notes”), assuming no exercise by the initial purchasers of the notes of their option to purchase additional notes (or up to $400.0 million aggregate principal amount of the notes if the initial purchasers of the notes exercise their option to purchase additional notes in full) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act (the “concurrent notes offering”). The offering of the borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent notes offering. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder.
The notes may be exchanged at an initial exchange rate of 279.5248 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $3.58 per share of common stock). The exchange rate is subject to adjustment if certain events occur.
Hertz Corp. will settle exchanges of the notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at Hertz Corp.’s election. The aggregate number of shares of our common stock that may be issued upon exchange of the notes may not exceed 19.9% of the number of shares of common stock outstanding prior to the concurrent notes offering unless and until our shareholders approve such issuance.
Hertz Corp. intends to use the net proceeds from the concurrent notes offering to repay outstanding borrowings under its revolving credit facility and for general corporate purposes.
We refer to this offering of shares of common stock and the concurrent notes offering collectively as the “Transactions.” This prospectus is not an offer to sell or the solicitation of an offer to buy any securities offered in the concurrent notes offering.
Operational Update
Although the second quarter of 2026 has not yet concluded, we currently expect our second quarter results for fleet size, revenue, RPD and rental days will align with, or slightly exceed, our previous expectations due to healthy demand and better than anticipated capacity utilization with second quarter to date year-over-year growth in RPD increasing above the growth trend in the first quarter. Current unexpected softness in the used car market caused us to realize losses on the sale of vehicles in May 2026 compared to gains in April 2026, which will negatively impact net DPU per month in the quarter. Based on this recent trend in used car sales, we now believe our second quarter net DPU per month will be approximately $300. As a result, our Adjusted Corporate EBITDA is expected to be in the $50-$80 million range, which is within our margin expectations but towards the lower end of our second quarter range.
The preliminary financial information referenced above is unaudited, subject to completion and based on information available to management as of the date of the prospectus. The preliminary financial information above is based on management’s internal reporting and forecasting and is subject to change during the period remaining in the second quarter as well as subject to adjustment for quarter-end closing procedures (which have not been completed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. Our independent registered public accounting firm has not performed any audit, review or set of procedures with respect to our preliminary financial information for the second quarter of 2026. An audit, review or set of procedures of such financial information could result in changes to these preliminary results. Actual results of operations may be materially different from the results of operations provided herein, and you should not place undue reliance on these preliminary results of operations. We undertake no obligation to update this information. The preliminary financial information presented above is not necessarily indicative of results of operations for any future period.
We have not reconciled Adjusted Corporate EBITDA for the quarter ended June 30, 2026 to GAAP net loss as a result of uncertainty regarding, and the potential variability of, reconciling items such as the change in fair value of Public Warrants (as defined herein), as this adjustment is directly impacted by unpredictable fluctuations in our stock price and the volume of warrants exercised during the period.

Accordingly, a reconciliation is not available without unreasonable effort, although it is important to note that these factors could be material to our results calculated in accordance with GAAP.
Corporate Information
We were incorporated in Delaware in 2015. Our registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our principal executive offices are located at 8501 Williams Road, Estero, Florida 33928. Our telephone number is (239) 301-7000. Our website is located at www.hertz.com. The information that appears on our website is not part of, and is not incorporated by reference into, this prospectus or any other report or document filed with or furnished to the SEC.

THE OFFERING
The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions.
Offering of Borrowed Shares
We will lend 37,037,037 shares of our common stock to J.P. Morgan Securities LLC (which we refer to as the “share borrower” when acting in such capacity), an underwriter for this offering, pursuant to a share lending agreement (the “share lending agreement”). We have been informed by the share borrower that it or one of its affiliates intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the concurrent notes offering (defined below) may hedge their investments through short sales of our common stock or privately negotiated derivatives transactions. See “Description of Share Lending Agreement.”
Use of Proceeds
We will not receive any proceeds from the sale of the borrowed shares offered hereunder, but the share borrower will pay us a nominal lending fee for the use of the borrowed shares pursuant to the share lending agreement. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares. See “Use of Proceeds.”
Concurrent Notes Offering
Concurrently with this offering, Hertz Corp. is offering up to $350.0 million aggregate principal amount of the Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “notes”), assuming no exercise by the initial purchasers of the notes of their option to purchase additional notes (or up to $400.0 million aggregate principal amount of the notes if the initial purchasers of the notes exercise their option to purchase additional notes in full) in a private offering to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act (the “concurrent notes offering”).
The notes may be exchanged at an initial exchange rate of 279.5248 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $3.58 per share of common stock). The exchange rate is subject to adjustment if certain events occur. Hertz Corp. will settle exchanges of the notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at Hertz Corp.’s election. The aggregate number of shares of our common stock that may be issued upon exchange of the notes may not exceed 19.9% of the number of shares of common stock outstanding prior to the concurrent notes offering unless and until our shareholders approve such issuance.
The offering of the borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent notes offering. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder.
Risk Factors
You should carefully read and consider the information set forth under “Risk Factors” in this prospectus, any related free writing prospectus prepared by us and the information incorporated herein and therein before investing in our shares of common stock.
NASDAQ Ticker Symbol
“HTZ.”

The number of shares of common stock outstanding after this offering is based on 315,053,055 shares of common stock issued and outstanding as of March 31, 2026. This number excludes:
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the public warrants as of March 31, 2026. The outstanding warrants are exercisable through June 30, 2051. As of March 31, 2026, the exercise price is $13.61.

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1,152,990 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2026 (assuming the maximum number of shares issuable) with a weighted average exercise price of $26.17 per share;

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7,873,542 shares of common stock issuable upon settlement of performance stock awards, performance stock units and performance units outstanding as of March 31, 2026 (assuming the maximum number of shares issuable) with a weighted average grant date fair value of $4.43 per share;

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32,792,713 shares of common stock issuable upon settlement of restricted stock units outstanding as of March 31, 2026 (assuming the maximum number of shares issuable) with a weighted average grant date fair value of $4.73 per share;

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17,713,487 shares of common stock are available for grant in aggregate under our 2021 Omnibus Incentive Plan as of March 31, 2026;

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166,789,047 shares of common stock issuable upon exchange of Hertz Corp.’s existing exchangeable notes; and

the shares of common stock issuable upon exchange of the notes.
Conflicts of Interest
J.P. Morgan Securities LLC, the share borrower, will receive all of the proceeds from the sale of the borrowed shares. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of Financial Industry Regulation Authority (“FINRA”). Because a “bona fide public market” exists for our common stock, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not required.

RISK FACTORS
An investment in our common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risks and uncertainties discussed under “Risk Factors” in the 2025 Annual Report (as defined herein), which section is incorporated by reference herein. If any of the risks discussed in this prospectus or incorporated by reference herein or therein actually occur, our business, financial condition and results of operations could be materially adversely affected. In such cases, the trading price of our common stock could decline and you may lose all or part of your investment. In connection with the forward-looking cautionary statements that appear throughout this prospectus, you should also carefully review the cautionary statement referred to under “Forward-Looking Statements.”
Risks Related to This Offering
The effect of the issuance and sale of the borrowed shares, which issuance is being made to facilitate transactions by which investors in the concurrent notes offering may hedge their investments, may be to lower the market price of our common stock.
Pursuant to this offering, we are offering 37,037,037 shares of our common stock, which will be loaned by us to J.P. Morgan Securities LLC (which we refer to as the “share borrower” when acting in such capacity), an underwriter for this offering, pursuant to a share lending agreement. The share borrower or its affiliates will receive all of the proceeds of this offering, and we will not receive any proceeds of this offering, but the share borrower will pay us a nominal lending fee for the use of the borrowed shares pursuant to the share lending agreement. This offering of the borrowed shares is contingent upon the closing of the concurrent notes offering described herein. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder. See “Description of Share Lending Agreement.”
We have been informed by the share borrower that it or one of its affiliates intends to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their investments through short sales or privately negotiated derivatives transactions. The existence of the share lending agreement in connection with the offering of the borrowed shares, the short sales of our common stock effected in connection with the sale of the notes and the related derivatives transactions, or any unwind of such short sales or derivatives transactions, could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement, due to the effect of the increase in the number of outstanding shares of our common stock or otherwise. For example, in connection with any cash settlement of any such derivative transaction, the share borrower or its affiliates may purchase shares of our common stock and the note investors may sell shares of our common stock, which could temporarily increase, temporarily delay a decline in, or temporarily decrease, the market price of our common stock. The market price of our common stock could be further negatively affected by these or other short sales of our common stock, including other sales by the purchasers of the notes hedging their investments therein.
Adjustments by purchasers of the notes of their hedging positions in our common stock and the expectation thereof may have a negative effect on the market price of our common stock.
The borrowed shares offered in this offering are expected to be used by investors in the notes to establish hedged positions with respect to our common stock through short sale transactions or privately negotiated derivatives transactions. The number of borrowed shares offered in this offering may be more or less than the number of shares that will be needed in such hedging transactions. Any buying or selling of shares of our common stock by those investors to adjust their hedging positions in connection with this offering or the concurrent offering or in the future may affect the market price of our common stock.
In addition, the existence of the notes may also encourage short selling by market participants because the conversion of the notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage trading activity could, in turn, affect the market price of our securities.

Changes in the accounting guidelines relating to the borrowed shares or our inability to classify the borrowed shares as equity could decrease our reported earnings per share and potentially our common stock price.
Because the borrowed shares that are being offered in this offering (or identical shares) must be returned to us when the share lending agreement terminates pursuant to its terms (or earlier in certain circumstances), we believe that under U.S. GAAP, as presently in effect, assuming the borrowed shares issued pursuant to the share lending agreement are classified as equity under U.S. GAAP, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future or we are unable to classify the borrowed shares issued pursuant to the share lending agreement as equity, we may be required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our reported earnings per share would be reduced and our common stock price could decrease, possibly significantly.
The price of our common stock has and may continue to fluctuate significantly, which could negatively affect us and holders of our common stock.
The market price of our common stock has and may continue to fluctuate significantly as a result of many factors, including many that are outside of our control. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:
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our operating and financial performance and prospects;

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our successful execution of our business strategy, including with respect to our ongoing fleet rotation;

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sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares of common stock intend to sell;

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our ability to repay our debt;

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adverse market reactions to any additional debt we incur in the future;

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our credit ratings;

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our access to financial and capital markets to refinance our debt or replace the existing credit facilities;

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investor perceptions of us and the industry and markets in which we operate;

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our dividend policy;

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future sales of equity or equity-related securities;

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announcements and actions filed by third parties of significant claims or proceedings against us;

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issuances of new or updated research reports by security or industry analysts, or those analysts not publishing or ceasing to publish reports about us, our industry or our market;

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speculative trading activities by third parties, driven by, among other things, social media coverage;

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changes in, or results that vary from, earnings estimates or buy/sell recommendations by analysts;

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additions or departures of key management personnel; and

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general financial, domestic, economic and other market conditions.

In addition, stock markets experience significant price and volume fluctuations from time to time that are not related to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the share price of our common stock.
If you purchase shares of common stock in this offering, you may suffer immediate and substantial dilution of your investment.
The shares sold in this offering will be sold from time to time at various prices. The price per share of our common stock sold in this offering may, at the time of sale, exceed the net tangible book value per share of our common stock outstanding prior to this offering. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares are issued under outstanding options at exercise prices lower than the price of our common stock in this offering, you will incur further dilution.
You may experience future dilution as a result of future equity offerings.
To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.
The actual number of any shares we may issue and gross proceeds resulting from those sales, at any one time or in total, is uncertain.
Subject to certain limitations in the underwriting agreement and compliance with applicable law, the number of shares that are sold by the underwriters will fluctuate based on the market price of our common stock during the sale period and the demand for our common stock during the sale period. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sale period, it is not possible at this stage to predict the gross proceeds to be raised in connection with those sales or the number of shares, if any, that will be ultimately issued.
Our ability to utilize our net operating loss carryforwards may be substantially limited as a result of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.
As of December 31, 2025, we had approximately $1.7 billion of tax-effected U.S. federal net operating loss carryforwards (“NOLs”) for U.S. federal tax purposes, which do not expire under current law. We also had as of that date approximately $332 million of federal tax credits (which begin expiring in 2042) and approximately $18 million of tax-effected interest expense carryforwards (which do not expire under current law). Under U.S. federal income tax law, we generally would be able to use our NOLs to offset up to 80% of our ordinary taxable income in a taxable year, certain tax credits to offset up to 75% of our combined regular and minimum tax in a taxable year and interest expense to offset up to 30% of our taxable income in a given year (subject to certain adjustments), thereby reducing our U.S. federal income tax liability.
The rate at which we are able to utilize our NOLs will become subject to a limitation that can be very significant if we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code. A Section 382 ownership change generally occurs if one or more stockholders or groups of stockholders who are deemed to own at least 5% of our common stock collectively increase their ownership by more than 50 percentage points, determined by reference to their lowest respective ownership percentages within a rolling three-year period. If an ownership change occurs, Section 382 generally would impose an annual limit on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the U.S. federal long-term tax-exempt interest rate in effect at the time of the ownership change, with certain applicable adjustments (including for certain net unrealized built-in gains at the time of the ownership change, if any). A number of special and complex rules apply in calculating this Section 382 limitation. An ownership change could also limit the use of our tax credits and interest expense carryforwards.
There is a risk that a Section 382 ownership change may occur as a result of acquisitions of our stock by 5% shareholders as well as our capital raising efforts, including conversions or exchanges by holders of securities convertible into or exchangeable for our common stock (such as the notes being offered concurrently with this offering). Limitations imposed on our ability to use NOLs and other tax attributes to offset future taxable income may cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. While our NOLs and interest expense carryforwards may be carried forward indefinitely, an ownership change could cause certain other tax attributes, including our tax credits, to expire unused. Similar rules and limitations may apply for state and foreign income tax purposes. If we experience an ownership change, it is possible that the use of a significant portion of our tax attributes could therefore be limited for future use.
We do not intend to pay dividends in the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and currently do not plan to pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock will provide a return to stockholders for the foreseeable future.
The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the borrowed shares.
The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Forward-Looking Statements,” among others, many of which are beyond our control. Further, the trading price of our common stock could also be affected by investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon exchange of the notes, the existing exchangeable notes, the public warrants and possible sales of our common stock by investors who view the notes or the existing exchangeable notes, as applicable, as a more attractive means of equity participation in us than owning shares of our common stock. Further, the exercise price and number of shares issuable upon exercise of the public warrants are subject to adjustment, including for certain issuances of equity and equity-linked securities as further described in the warrant agreement governing the public warrants, and we expect that such adjustments will be required, with the precise adjustment depending on the market price of our common stock, following the issuance of the borrowed shares and the notes.
In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the borrowed shares. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect any change in prevailing interest rates to affect the trading price of the borrowed shares. There can be no assurances regarding the future path of overall interest rates. We cannot predict the future level of market interest rates.
Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. It is possible that we could issue and sell additional shares of our common stock in the public markets. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the borrowed shares offered hereunder. The share borrower or its affiliates will receive all the proceeds from the sale of the borrowed shares, but the share borrower will pay us a nominal lending fee for the use of the borrowed shares pursuant to the share lending agreement. The offering of borrowed shares pursuant to this prospectus is being conducted in connection with the concurrent notes offering. The offering of borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent notes offering. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder. See “Prospectus Summary — Concurrent Transactions” and “Description of Share Lending Agreement.”
We estimate that the net proceeds Hertz Corp. will receive from the concurrent notes offering, if it is consummated, will be approximately $339.5 million, after deducting the Notes initial purchasers’ discount but before estimated offering expenses payable by Hertz Corp. in connection with the concurrent notes offering. If the initial purchasers of the Notes exercise their option to purchase additional Notes in full, Hertz Corp. estimates that the net proceeds from the concurrent notes offering will be approximately $388.0 million, after deducting the Notes initial purchasers’ discount but before estimated offering expenses payable by Hertz Corp. in connection with the concurrent notes offering. Hertz Corp. intends to use the net proceeds from the concurrent notes offering to repay outstanding borrowings under its revolving credit facility and for general corporate purposes.

DESCRIPTION OF SHARE LENDING AGREEMENT
To make the purchase of the notes more attractive to prospective investors, we expect to enter into a share lending agreement concurrently with the pricing of the notes with J.P. Morgan Securities LLC (which we refer to when acting in this capacity as the “share borrower”), one of the underwriters for this offering, under which we will loan to the share borrower 37,037,037 borrowed shares on the closing date for the initial issuance of the notes.
The share loan under the share lending agreement will terminate, and the borrowed shares must be returned to us within five business days of such termination (subject to the share borrower’s right to extend the settlement due date of the borrowed shares in certain circumstances), under the following circumstances:
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the share borrower may terminate all or any portion of the loan at any time; and

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on the earliest to occur of (i) October 1, 2030; (ii) the date that is three months after the first date following the closing date of the concurrent notes offering when none of the notes remains outstanding; and (iii) the date, if any, on which the share lending agreement is terminated by the parties upon mutual agreement or by one party upon a default with respect to the other party.

All shares that we loan to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, the share borrower will agree:
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to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares; and

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in the event of any other distribution on the borrowed shares, other than in a liquidation or a reorganization in bankruptcy and other than shares of our common stock, to either (i) deliver such distribution to us in kind or (ii) elect that the number of loaned shares outstanding under the share lending agreement shall be deemed adjusted in the same manner as the exchange rate of the notes.

In view of the contractual undertakings of the share borrower in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that assuming the borrowed shares issued pursuant to the share lending agreement are classified as equity under U.S. GAAP currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.
Under the share lending agreement, the share borrower has agreed to post and maintain with JPMorgan Chase Bank, National Association, New York Branch, acting as collateral agent on our behalf, collateral in the form of cash or certain eligible non-cash collateral with a market value at least equal to the market value of the borrowed shares as security for the obligation of the share borrower to return the borrowed shares to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if the share borrower defaults under the share loan agreement and is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares. If we default under the share lending agreement, the share borrower may elect to deliver the posted collateral to us in lieu of the delivery of the shares.
The share borrower has informed us that it or one of its affiliates intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their respective investments through short sales or privately negotiated derivatives transactions.
The existence of the share lending agreement and the short sales of our common stock effected in connection with the sale of the notes could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement. See “Risk Factors — Risks Related to This Offering — The effect of the issuance and sale of the borrowed shares, which issuance is being made to facilitate transactions by which investors in the concurrent notes offering may hedge their investments, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as a means to facilitate the offer and sale of the notes on terms more favorable to Hertz. Corp than Hertz Corp. could have otherwise obtained.

DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and third amended and restated by-laws (the “Bylaws”) are summaries of their material terms and provisions and are qualified in their entirety by reference to such complete documents, copies of which are publicly available through our filings with the SEC. See “Where You Can Find More Information.”
Overview
Our Certificate of Incorporation authorizes 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2026, 315,053,055 shares of our common stock were outstanding, and no shares of preferred stock were outstanding.
Common Stock
Dividend Rights.   Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the General Corporation Law of the State of Delaware (“DGCL”) to pay dividends.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Hertz, the holders of our common stock will be entitled to share in the net assets of Hertz available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.
Preemptive Rights.   Pursuant to our Certificate of Incorporation, the holders of our common stock have no preemptive rights.
Voting Rights.   Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock will not have cumulative voting rights.
Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HTZ.” Computershare, Inc. is the transfer agent for our common stock.
Public Warrants
Our public warrants to purchase common stock (“Public Warrants”) are listed on the Nasdaq Global Select Market under the trading symbol “HTZWW.” Hertz issued 89,049,029 Public Warrants under the warrant agreement governing the Public Warrants and, as of March 31, 2026, 82,702,499 Public Warrants remain outstanding. The outstanding warrants are exercisable through June 30, 2051, at which time any unexercised Public Warrants will expire. As of March 31, 2026, the exercise price was $13.61, but is subject to adjustment pursuant to the terms of the Public Warrants, including in connection with this offering and the concurrent notes offering. See “Risk Factors — The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the borrowed shares.”
Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock or impede the completion of a merger, tender offer or other takeover attempt.

Certain Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law
Delaware Business Combinations Statute.   We have elected not to be governed by Section 203 of the DGCL regulating corporate takeovers that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder. Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
Board of Directors.   Our Certificate of Incorporation and our Bylaws provide that the number of directors will be fixed by the board of directors from time to time. Our board of directors is classified into three classes of directors and, as a result, in most circumstances, a person can gain control of our board by successfully engaging in a proxy contest at two or more annual meetings. Under our Bylaws, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect a director. Under our Certificate of Incorporation and our Bylaws, a vote of a majority of all then outstanding capital stock entitled to vote at an election of directors is required to remove a director but only for cause, and the Board may fill the resulting vacancy, except that whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to nominate or elect one or more directors, the removal of such directors will be governed by the terms of such series of the preferred stock as set forth in our Certificate of Incorporation. Vacancies resulting from newly created directorships by reason of an increase in the size of the board of directors or from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority vote of the board of directors, even if less than a quorum, or by a sole remaining director (and not stockholders). These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.
Advance Notice Procedures.   Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at a meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Action by Written Consent; Special Meetings of Stockholders.   Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called at any time only by or at the direction of our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that Hertz would have if there were no vacancies; or by one or more stockholders holding not less than 25% of the voting power of all shares of Hertz entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of our board of directors for that purpose, must be called by 50% or more of the voting power of all shares of Hertz entitled to vote), who shall demand such special meeting by written notice given to our board of directors specifying the purpose or purposes of such meeting.
Authorized but Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of any applicable stock exchange or similar rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Limitations on Directors’ Liability.   Our Certificate of Incorporation contains a provision eliminating the personal liability of our directors to us or any of our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law.
Indemnification of Officers and Directors.   Our Certificate of Incorporation and our Bylaws contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.
Business Opportunities.   In recognition that our investors and their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries may serve as our directors and/or officers and that our investors may engage in similar activities or lines of business that we do, our Certificate of Incorporation provides for the allocation of certain business opportunities between us and our investors. Specifically, none of our investors or any officer, director, agent, stockholder, member, partner or affiliate of an investor has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for itself and us, we will not have any expectancy in such business opportunity, and the investor will not have any duty to communicate or offer such business opportunity to us and may pursue or acquire such business opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also an officer, director, agent, stockholder, member, partner or affiliate of any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for us and an investor, we will not have any expectancy in such business opportunity unless such business opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.
No such person shall be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries.
These provisions of our Certificate of Incorporation are permitted by Section 122 of the DGCL, and, accordingly, we and all of our stockholders are subject to them.
Transactions with Interested Directors or Officers.   The DGCL provides that a contract or transaction in which one or more of our directors or officers has a financial interest will not be void or voidable solely because a director or officer is interested, or solely because the director or officer is present at or participates in the meeting which authorizes the contract or transaction, or solely because such person’s votes are counted for such purpose if:
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the material facts as to such person’s or persons’ relations or interest as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the number of disinterested directors may be less than a quorum; or

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the material facts as to such person’s or person’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

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the contract or transaction is fair as to us as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Exclusive Forum
Our Certificate of Incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of Hertz, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or agent of Hertz to Hertz or Hertz’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or the Bylaws, (d) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery, or (e) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (e) above, any claim (i) as to which such Delaware Court determines that there is an indispensable party not subject to the jurisdiction of such Delaware Court (and the indispensable party does not consent to the personal jurisdiction of such Delaware Court within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Courts, or (iii) for which the Delaware Courts do not have subject matter jurisdiction.
Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the foregoing provisions. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
The following are the material U.S. federal income and estate tax consequences of your ownership and disposition of our common stock acquired in this offering if you are a “non-U.S. holder” (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the exceptions set forth below, you are a non-U.S. holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock and you are:
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a nonresident alien individual;

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a foreign corporation; or

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a foreign estate or trust.

You are not a non-U.S. holder, however, if you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year in which you sell any shares of our common stock or if you are a former citizen, former resident or expatriate of the United States for U.S. federal income tax purposes, in which event you should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock.
This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, as well as differing tax consequences that may apply if you are, for instance:
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a financial institution;

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an insurance company;

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a “passive foreign investment company”;

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a “controlled foreign corporation”;

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a tax-exempt entity;

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a partnership for U.S. federal income tax purposes; or

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a person who directly, indirectly or constructively owns 5 percent or more of our equity.

If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. If you are a partnership holding our common stock or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you of owning and disposing of our common stock.
This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury Regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. This summary does not address any aspect of state, local or non-U.S. taxation, any minimum tax consequences, any Medicare contribution tax consequences, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements or any taxes other than U.S. federal income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Dividends
In general, distributions paid on our common stock, other than one of certain pro rata distributions of our common stock, will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that these distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will first reduce, your basis in our common stock, but not below zero, and any excess will be treated as gain from the sale of such stock, as described below under “— Gain on Disposition of Our Common Stock.”
Distributions taxable to you as dividends generally will be subject to withholding of U.S. federal tax (currently at a rate of 30%) unless you provide to the applicable withholding agent an appropriate Internal Revenue Service (“IRS”) Form W-8 documenting your entitlement to an exemption from, or a reduced rate of, withholding tax.
If you receive dividend payments on our common stock that are “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. However, you will not be subject to U.S. federal withholding on these dividends, as long as you provide an IRS Form W-8ECI to the applicable withholding agent. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Gain on Disposition of Our Common Stock
Subject to the discussions below regarding FATCA and backup withholding, you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:
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the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

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we are or have been a “United States real property holding corporation” (a “USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter. We believe we are not and do not anticipate becoming a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.
Information Reporting and Backup Withholding
Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim a reduction or exemption from withholding tax on dividends described above will avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
U.S. Federal Estate Tax
If you are an individual non-U.S. person or an entity the property of which is potentially includible in an individual non-U.S. person’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by a non-U.S. individual and with respect to which the individual has retained certain interests or powers), absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property and potentially subject to U.S. federal estate tax.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Under proposed U.S. Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, FATCA withholding will not apply to the gross proceeds from any sale or disposition of our common stock. If a dividend payment is both subject to withholding under FATCA and subject to the 30% withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax adviser regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

DIVIDEND POLICY
We have paid no cash dividends on our common stock and we have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

UNDERWRITING (CONFLICTS OF INTEREST)
The borrowed shares being offered under this prospectus are shares that we have agreed to loan to J.P. Morgan Securities LLC, the share borrower, pursuant to a share lending agreement. We have entered into an underwriting agreement with J.P. Morgan Securities LLC and Barclays Capital Inc., as underwriters, and the share borrower, with respect to the offering of borrowed shares by the underwriters as listed below. Only the number of borrowed shares listed below will be subject to offering and sale pursuant to this prospectus:
Name	Number of Shares
J.P. Morgan Securities LLC	21,111,111
Barclays Capital Inc.	15,925,926
Total	37,037,037
See “Description of Share Lending Agreement” and “Prospectus Summary — Concurrent Transactions.”
The underwriters are offering the borrowed shares subject to their acceptance of the borrowed shares. The obligation of the underwriters to accept delivery of the borrowed shares offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other customary conditions, as well as additional conditions relating to the borrowed shares.
The borrowed shares may be offered for sale in transactions, including block sales, on NASDAQ, in the over-the-counter market, in negotiated transactions or otherwise. The underwriters initially propose to offer the borrowed shares directly to the public at the offering price listed on the cover page of this prospectus. After the initial offering of the borrowed shares to the public, if all of the borrowed shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any borrowed shares made outside of the United States may be made by affiliates of the underwriters.
The share borrower, or its affiliates, will receive all of the proceeds from the sale of the borrowed shares. While we will not receive any proceeds from the sale of the borrowed shares, under the share lending agreement, we will receive a nominal lending fee for the use of such borrowed shares of $0.01 per borrowed share from the share borrower or its affiliates. The underwriters will not receive underwriting discounts and commissions in connection with this offering.
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $300,000. We have agreed to reimburse the underwriters for certain expenses in connection with the offering of the borrowed shares.
We have agreed to indemnify the underwriters and the share borrower against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the share borrower or the underwriters may be required to make in respect of any of these liabilities.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
For a period of 45 days after the date of this prospectus, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC, other than (A) the borrowed shares to be sold hereunder and to effect the transactions contemplated by the underwriting agreement and the share lending agreement (including, without limitation, the issuance of the borrowed shares), (B) any shares of common stock issued pursuant to options, restricted share units or other rights under the employee benefit plans in effect as of the date of the underwriting agreement and disclosed herein (or in the documents incorporated by reference herein); (C) any options to purchase common stock or restricted share units granted under the employee benefit plans in effect as of the date of the underwriting agreement and herein (or in the documents incorporated by reference herein); (D) any shares of common stock issued upon the exercise of warrants issued and outstanding as of the date of the underwriting agreement and disclosed herein (or in the documents incorporated by reference herein); (E) any shares of common stock issued in connection with our “at the market” equity program pursuant to the equity distribution agreement (the “Equity Distribution Agreement”), dated as of May 14, 2025, among us and the financial institutions party thereto; provided that no sales shall be made pursuant to the Equity Distribution Agreement until the earlier of the exercise by the initial purchasers in the notes offering of their option to purchase additional notes and the 13th calendar day following the closing date, (F) the notes to be sold pursuant to the concurrent notes offering and any underlying securities issuable upon conversion of the notes and (G) shares of common stock or other securities offered or issued in connection with acquisitions, joint ventures, strategic partnerships or collaboration agreements; provided that any shares or other securities issued in connection with this clause (G) will (1) not exceed 10% of the outstanding shares of common stock or any other equity security and (2) a recipient of such common stock or such other security during the 45-day restricted period referred to above will execute and deliver to the underwriters a lock-up letter.
Our directors and executive officers (such persons, the “lock-up parties”) have entered into lock-up agreements with J.P. Morgan Securities LLC and Barclays Capital Inc. on or prior to the date of this prospectus pursuant to which each lock-up party, with limited exceptions, for a period of 45 days after the date of this prospectus (such period, the “restricted period”), may not (and shall not cause or direct any of its affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the holder, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the holder or someone other than the holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of common stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. These lock-up restrictions are subject to limited exceptions that are specified in the lock-up agreements.
J.P. Morgan Securities LLC and Barclays Capital Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “HTZ.”
In connection with this offering of borrowed shares, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to borrow pursuant to the share lending agreement, and purchasing shares of common stock on the open market to cover positions created by short sales.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.
The borrowed shares offered by this prospectus are shares that we have agreed to loan to the share borrower pursuant to the share lending agreement. The share borrower has informed us that it, or its affiliates, intends to use the short position created by the share loan and the concurrent short sale by it of the borrowed shares to facilitate transactions by which investors in our exchangeable notes may hedge their investments through short sales or privately negotiated derivatives transactions. See “Description of Share Lending Agreement.” The underwriters will determine the offering price of the borrowed shares offered pursuant to this prospectus by initially soliciting indications of interest from potential purchasers of borrowed shares and conducting customary negotiations with those potential purchasers during the offering period. The price at which investors in the concurrent notes offering establish their short position will be the offering price of the borrowed shares offered hereby. During the offering period, the underwriters will negotiate a purchase price with purchasers of our borrowed shares and will solicit indications of interest, based on the purchase price being negotiated with those potential purchasers, from notes investors in the concurrent notes offering seeking to establish a short position in our common stock. The underwriters will establish a “clearing price” for the borrowed shares at which both purchasers of our common stock are willing to purchase borrowed shares offered hereby and investors in our notes offered in the concurrent notes offering are willing to establish short positions. The clearing price will be the offering price hereunder. In addition, in connection with facilitating such transactions, the underwriters expect to receive customary negotiated fees from investors in our exchangeable notes, which may be deemed to be underwriter compensation. The underwriters may engage in such transactions at any time and from time to time during the term of the share lending agreement.
The consummation of the offering of the borrowed shares pursuant to this prospectus is contingent upon the closing of the concurrent notes offering. The concurrent notes offering is not contingent upon the closing of the offering of the borrowed shares hereunder.
We expect that delivery of the borrowed shares will be made against payment therefor on or about June 29, 2026, the second business day following the initial trade date for the borrowed shares (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the borrowed shares more than one business day preceding the settlement date will be required, by virtue of the fact that the borrowed shares settle on T+2, to specify an alternate settlement arrangement at the time of any such trade.
Certain Relationships
Certain of the underwriters and their affiliates currently provide to us and our affiliates and expect in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. For example, affiliates of the underwriters from time to time have acted, or in the future may act, as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities and other asset-based and asset-backed financing arrangements, for which services they have received, or in the future will receive, compensation in connection therewith. For example, an affiliate of Barclays Capital Inc. acts as the administrative agent and collateral agent and is a lender, and an affiliate of J.P. Morgan Securities LLC acts as a lender under our First Lien Credit Facilities. In addition, the underwriters or their affiliates act as agents under our Equity Distribution Agreement for the offering and sale from time to time, of shares of common stock.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise). The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such assets, securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.
Conflicts of Interest
All of the proceeds from the sale of the borrowed shares in this offering will be paid to the share borrower. See “Use of Proceeds.” As a result, J.P. Morgan Securities LLC will receive more than 5% of the net proceeds of this offering. Thus, J.P. Morgan Securities LLC has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Because a “bona fide public market” exists for our common stock, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not required. J.P. Morgan Securities LLC and Barclays Capital Inc. will not make sales of our common stock to discretionary accounts without the prior written approval of the customer.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the United Kingdom
No shares of our common stock have been offered or will be offered pursuant to their offering to the public in the United Kingdom except that the shares of our common stock may be offered to the public in the United Kingdom at any time:
(a)   where (i) the offer is conditional on the admission of the shares of our common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR) or (ii) the shares of our common stock being offered are at the time of the offer already admitted to trading on London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);
(b)   to any qualified investor as defined in paragraph 15 of Schedule 1 of the POATR;
(c)   to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or
(d)   in any other circumstances falling within Part 1 of Schedule 1 of the POATR.
For the purposes of this provision, the expression an “offer to the public” in relation to the borrowed shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares of our common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares of our common stock and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the borrowed shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of our common stock may be offered to the public in that Relevant State at any time:
(a)   to any qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the borrowed shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
This Prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares of our common stock. No shares of our common stock have been offered or will be offered to the public in Switzerland, except that offers of the borrowed shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)   to any person which is a professional client as defined under the FinSA;
(b)   to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)   in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares of our common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The shares of our common stock have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares of our common stock constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the borrowed shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Japan
The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of our common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the borrowed shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no shares of our common stock have been or will be offered or sold and no shares of our common stock have been or will be made the subject of an invitation for subscription or purchase, and no prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has been or will be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

LEGAL MATTERS
Davis Polk & Wardwell LLP, New York, New York will pass upon certain legal matters in connection with this offering for us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
The consolidated financial statements of Hertz Global Holdings, Inc. appearing in Hertz Global Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Hertz Global Holdings, Inc.’s internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.hertz.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”), filed with the SEC on February 26, 2026 (excluding solely, for the avoidance of doubt, the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of changes in stockholder’s equity (deficit) and consolidated statements of cash flows of The Hertz Corporation appearing on pages 90 – 95 of the 2025 Annual Report and the related reports of independent registered public accounting firm of Ernst & Young LLP appearing on pages 80 – 83 of the 2025 Annual Report);

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 (the “2026 Q1 Quarterly Report”) filed with the SEC on May 8, 2026 (excluding solely, for the avoidance of doubt, the condensed consolidated balance sheets, condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss), condensed consolidated statements of changes in stockholder’s equity (deficit) and condensed consolidated statements of cash flows of The Hertz Corporation appearing on pages 8 – 13 of the 2026 Q1 Quarterly Report);

•
the portions of our Proxy Statement on Schedule 14A filed with the SEC on April 16, 2026 incorporated by reference into the 2025 Annual Report; and

•
our Current Reports on Form 8-K filed with the SEC on April 30, 2026, May 29, 2026, June 2, 2026 and June 24, 2026 (File No. 261113108 Item 8.01 only).

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address and telephone number:
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Attention: Legal Department
(239) 301-7000
Documents may also be available on our website at http://www.hertz.com. Information contained on our website does not constitute part of this prospectus.

Hertz Global Holdings, Inc.
37,037,037 Shares of Common Stock
PROSPECTUS
J.P. Morgan	Barclays
June 24, 2026